CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,406,550	$645.14

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated April 15, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-190038 Barclays Bank PLC Trigger Autocallable Contingent Yield Notes

$4,467,450 Notes linked to the iShares® Russell 2000 ETF due April 20, 2018

$1,939,100 Notes linked to the PowerShares QQQ TrustSM, Series 1 due April 20, 2018

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of a specific exchange-traded fund (the “Underlying”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the closing price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no coupon will be paid for that quarter. The Issuer will automatically call the Notes if the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the closing price of the Underlying on the Trade Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the closing price of the Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to the specified Downside Threshold (which is set equal to the Coupon Barrier), the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Level to the Final Underlying Level, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-3 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum.

Features	Key Dates

❑ Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon each quarter if the closing price of the Underlying on the applicable Observation Date is greater than or equal to the specified Coupon Barrier. Otherwise, no coupon will be paid for that quarter.

❑ Automatic Call: The Issuer will automatically call the Notes if the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. However, if the Final Underlying Price is less than the Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	April 15, 2016
	Settlement Date:	April 20, 2016
	Observation Dates[1]:	Quarterly
	Final Valuation Date[1]:	April 16, 2018
	Maturity Date[1]:	April 20, 2018
[1] Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT, “RISK FACTORS” BEGINNING ON PAGE PA-1 OF THE PROSPECTUS ADDENDUM AND “RISK FACTORS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

BY ACQUIRING THE NOTES, YOU ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER. SEE “CONSENT TO BAIL-IN POWER” ON PAGE PS-3 OF THIS PRICING SUPPLEMENT.

Note Offerings

This pricing supplement relates to two separate Trigger Autocallable Contingent Yield Notes we are offering. Each of the two Notes is linked to a different exchange-traded fund, and each of the two Notes has its own Contingent Coupon Rate, Initial Underlying Price, Coupon Barrier and Downside Threshold, as specified in the table below. The Initial Price is the closing price of the Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
iShares® Russell 2000 ETF (IWM)	8.00% per annum	$112.47	$87.16, which is 77.50% of the Initial Underlying Price	$87.16, which is 77.50% of the Initial Underlying Price	06740Q641 / US06740Q6411
PowerShares QQQ TrustSM, Series 1 (QQQ)	7.00% per annum	$110.64	$88.51, which is 80.00% of the Initial Underlying Price	$88.51, which is 80.00% of the Initial Underlying Price	06740Q633 / US06740Q6338

* Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the iShares® Russell 2000 ETF	$4,467,450.00	$10.00	$67,011.75	$0.15	$4,400,438.25	$9.85
Notes linked to the PowerShares QQQ TrustSM, Series 1	$1,939,100.00	$10.00	$29,086.50	$0.15	$1,910,013.50	$9.85

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.805 per Note for Notes linked to the iShares® Russell 2000 ETF and $9.804 per Note for Notes linked to the PowerShares QQQ TrustSM, Series 1. In respect of each offering, the estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement, prospectus addendum or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

♦	Prospectus addendum dated February 3, 2015: http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

♦	Index supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the two different series of Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦   You believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, and, if it does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦   You believe the Final Underlying Price is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of all or a substantial portion of your investment.

♦   You understand and accept that you will not participate in any appreciation of the Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦   You are willing and able to hold Notes that will be called on the earliest quarterly Observation Date on which the closing price of the Underlying is greater than or equal to the Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You are willing to invest in the Notes based on the Coupon Barrier percentage (and corresponding Downside Threshold percentage) specified on the cover of this pricing supplement.

♦   You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You understand and are willing to accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.

♦   You do not believe the Underlying is likely to close at or above the Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦   You believe the Final Underlying Price is likely to be less than the Downside Threshold, which could result in a total loss of your initial investment.

♦   You seek an investment that participates in the full appreciation of the Underlying and whose return is not limited to any Contingent Coupons paid on the Notes.

♦   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.

♦   You are unable or unwilling to hold Notes that will be called on the earliest quarterly Observation Date on which the closing price of the Underlying is greater than or equal to the Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You are unwilling to invest in the Notes based on the Coupon Barrier percentage (and corresponding Downside Threshold percentage) specified on the cover of this pricing supplement.

♦   You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the Underlying or the component securities held by the Underlying.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦   You do not understand or are not willing to accept the risks associated with the Underlying.

♦   You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement, the “Risk Factors” beginning on page S-6 of the prospectus supplement, the “Risk Factors” beginning on page PA-1 of the prospectus addendum and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Notes. For more information about the Underlying to which your Notes are linked, please see the sections titled “iShares® Russell 2000 ETF” or “PowerShares QQQ TrustSM, Series 1,” as applicable, below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term:	Two years, unless called earlier
Reference Asset[2]:	A specific exchange-traded fund, as set forth on the cover of this pricing supplement (the “Underlying”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[3]:	The first Observation Date will occur on July 18, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, April 16, 2018, is the “Final Valuation Date.”
Call Settlement Dates[3]:	The Coupon Payment Date immediately following the applicable Observation Date, which will be two (2) business days following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to such Observation Date.

If the closing price of the Underlying is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	A percentage of the Initial Underlying Price of the Underlying, as specified on the cover of this pricing supplement
Coupon Payment Dates[3]:	Two (2) business days following the applicable Observation Date; provided that the final Coupon Payment Date will be the Maturity Date
Contingent Coupon Rate:	The Contingent Coupon Rate is (i) 8.00% per annum for Notes linked to the iShares® Russell 2000 ETF and (ii) 7.00% per annum for Notes linked to the PowerShares QQQ TrustSM, Series 1. The table below sets forth the Contingent Coupon for each Note that would be payable for each Observation Date on which the closing price of the Underlying is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.
Contingent Coupon (per Note)
Notes linked to the iShares® Russell 2000 ETF	Notes linked to the PowerShares QQQ TrustSM, Series 1
$0.200	$0.175
Contingent Coupons on the Notes are not guaranteed. The Issuer will not pay you the Contingent Coupon for any Observation Date on which the closing price of the Underlying is less than the Coupon Barrier.
Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Downside Threshold:	A percentage of the Initial Underlying Price of the Underlying, as specified on the cover of this pricing supplement
Initial Underlying Price:	The closing price of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Price:	The closing price of the Underlying on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	For a description of adjustments that may affect the Underlying, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

[3]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Investment Timeline

Trade Date:	The closing price of the Underlying (the Initial Underlying Price) is observed and the Coupon Barrier and Downside Threshold are set.

Quarterly:

If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the closing price of the Underlying is less than the Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the Initial Underlying Price. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price is greater than or equal to the Downside Threshold (which equals the Coupon Barrier), the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per $10.00 principal amount Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying declines.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. The Downside Threshold is observed relative to the Final Underlying Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/ Call Settlement Dates
July 18, 2016	July 20, 2016
October 17, 2016	October 19, 2016
January 17, 2017	January 19, 2017
April 18, 2017	April 20, 2017
July 17, 2017	July 19, 2017
October 16, 2017	October 18, 2017
January 16, 2018	January 18, 2018
April 16, 2018	April 20, 2018

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index (as defined with respect to each Underlying under “iShares® Russell 2000 ETF” and “PowerShares QQQ TrustSM, Series 1” below). These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, prospectus addendum and index supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Price is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price is less than the Downside Threshold, you will be exposed to the full decline in the Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Accordingly, you may lose some or all of your principal.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the closing price of the Underlying on an Observation Date is less than the Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of the Underlying is greater than the Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of the Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the closing price of the Underlying has been greater than or equal to the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. If the Notes are not automatically called, you may be subject to the decline in the price of the Underlying even though you will not participate in any of the Underlying’s appreciation. If the Notes remain outstanding following any Observation Date, that means the Underlying has closed below the Initial Underlying Price on each prior Observation Date. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to increase to or above the Initial Underlying Price on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlying, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a relatively lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

♦	Owning the Notes is not the same as owning the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index. For instance, as a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index would have. Further, you will not participate in any appreciation of the Underlying, which could be significant even though you may be exposed to any decline of the Underlying at maturity.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. There can be no assurance that the price of the Underlying will not close below the Downside Threshold on the Final Valuation Date. The price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks associated with equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦	Potential Barclays Bank PLC impact on the market price of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, the component securities held by the Underlying or the securities composing the Underlying Index may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

♦	The Notes linked to the iShares® Russell 2000 ETF are subject to small-capitalization companies risk — The component securities held by the iShares® Russell 2000 ETF are issued by companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the iShares® Russell 2000 ETF may be more volatile than an investment linked to an exchange-traded fund that holds component securities issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Notes linked to the PowerShares QQQ TrustSM, Series 1 are subject to risks associated with non-U.S. securities markets — Some of the securities held by the PowerShares QQQ TrustSM, Series 1 are issued by non-U.S. companies. Investments linked to the value of securities issued by non-U.S. companies involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	Certain features of the Underlying will impact the value of the Notes — The performance of the Underlying will not fully replicate the performance of the Underlying Index, and the Underlying may hold securities not included in the Underlying Index. The value of the Underlying to which your Notes are linked is subject to:

♦	Management risk. This is the risk that the investment strategy for the Underlying, the implementation of which is subject to a number of constraints, may not produce the intended results.

♦	Derivatives risk. The Underlying may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Underlying invested only in conventional securities.

♦	The Underlying may underperform the Underlying Index — The performance of the Underlying may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to differences in trading hours between the Underlying and the Underlying Index or due to other circumstances. During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of the Underlying may vary substantially from the net asset value per share of the Underlying. Because the Notes are linked to the performance of the Underlying and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

♦	Adjustments to the Underlying or to the Underlying Index could adversely affect the value of the Notes — The investment adviser to the Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Underlying. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Underlying, the calculation agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the calculation agent determines that no successor fund is available, to accelerate the maturity date of the Notes. If the Notes are accelerated, investors will not receive any further Contingent Coupon payments. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Notes.

For a description of the actions that may be taken by the calculation agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Underlying is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the component securities held by the Underlying;

♦	the time to maturity of the Notes;

♦	the market price and dividend rate on the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-15 of this pricing supplement.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the closing price of the Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Principal Amount:	$10.00
Term:	Two years (unless called earlier)
Hypothetical Contingent Coupon Rate:	6.00% per annum (or 1.50% per quarter)
Hypothetical Contingent Coupon:	$0.15 per quarter
Hypothetical Initial Underlying Price:	$100.00
Hypothetical Coupon Barrier:	$85.00, which is 85.00% of the hypothetical Initial Underlying Price
Hypothetical Downside Threshold:	$85.00, which is 85.00% of the hypothetical Initial Underlying Price
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement.

*	Terms used for purposes of these hypothetical examples do not represent the actual Contingent Coupon Rate per annum, Initial Underlying Price, Coupon Barrier or Downside Threshold applicable to the Notes. The hypothetical Initial Underlying Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Price. The actual Contingent Coupon Rate, Initial Underlying Price, Coupon Barrier and Downside Threshold applicable to each Note offering are set forth on the cover of this pricing supplement. For historical data regarding the actual closing price of the Underlying to which your Notes are linked, please see the historical information set forth under the sections titled “iShares® Russell 2000 ETF” or “PowerShares QQQ TrustSM, Series 1,” as applicable, below.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing price of the Underlying on such Observation Date is less than the Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price is less than the Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in the Underlying or the securities held by the Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.

Second Observation Date	$110.00	Closing price of Underlying at or above Initial Underlying Price; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.15 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.15 ($10.00 + $0.15)
	Prior Contingent Coupons:	$0.15 ($0.15 × 1)
	Total:	$10.30
	Total Return:	3.00%

Because the closing price of the Underlying is greater than or equal to the Initial Underlying Price on the second Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.15 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.15 on the first Coupon Payment Date. Accordingly, the Issuer will have paid a total of $10.30 per Note for a 3.00% total return on the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Price Is At or Above the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$95.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.

Second Observation Date	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying at or above Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on second Coupon Payment Date.

Third to Seventh Observation Dates	Various (below $85.00 Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.

Eighth Observation Date (the Final Valuation Date)	$90.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; Final Underlying Price at or above Downside Threshold and Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $0.15 on Maturity Date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.15 ($10.00 + $0.15)
	Prior Contingent Coupons:	$0.30 ($0.15 × 2)
	Total:	$10.45
	Total Return:	4.50%

Because the closing price of the Underlying was less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is greater than or equal to the Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.15 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of the Underlying was greater than or equal to the Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.15 on each of the first and second Coupon Payment Dates. However, because the closing price of the Underlying was less than the Coupon Barrier on the third through seventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.45 per Note for a 4.50% total return on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price Is Below the Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	$60.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	$40.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third to Seventh Observation Dates	Various (below $85.00 Coupon Barrier)	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; closing price of Underlying below Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.

Eighth Observation Date (the Final Valuation Date)	$45.00	Closing price of Underlying below Initial Underlying Price; Notes NOT automatically called; Final Underlying Price below Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing price of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the Underlying is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

iShares® Russell 2000 ETF

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000 ETF (referred to in this section as the “IWM Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The IWM Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the IWM Fund. The IWM Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the IWM Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the IWM Fund, please see the IWM Fund’s prospectus. In addition, information about iShares® Trust and the IWM Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not independently verified the accuracy or completeness of such information. Information contained in the iShares® website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The IWM Fund seeks to track the investment results, before fees and expenses, of the Russell 2000® Index (the “Underlying Index”). The Underlying Index is an equity index that is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the Underlying Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000. For additional information about the Underlying Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

The IWM Fund uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. The IWM Fund generally invests at least 90% of its assets in the securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. In addition, the IWM Fund may invest the remainder of its assets in securities not included in the Underlying Index but that BFA believes will help the IWM Fund track the Underlying Index, and in futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The IWM Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index. The IWM Fund invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The IWM Fund may or may not hold all of the securities that are included in the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the IWM Fund is an actual investment portfolio. The performance of the IWM Fund and the Underlying Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the IWM Fund’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the IWM Fund but not to the Underlying Index or to the use of representative sampling. “Tracking error” is the divergence of the performance (return) of a fund’s portfolio from that of its underlying index. BFA expects that, over time, the IWM Fund’s tracking error will not exceed 5%. Because the IWM Fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The IWM Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BFA and its affiliates (“Blackrock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying, based on daily closing prices of the Underlying. The closing price of the Underlying on April 15, 2016 was $112.47.

We obtained the closing prices below from Bloomberg, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2011	3/31/2011	$84.17	$77.19	$84.17
4/1/2011	6/30/2011	$86.39	$77.78	$82.80
7/1/2011	9/30/2011	$85.65	$64.30	$64.30
10/1/2011	12/31/2011	$76.42	$60.99	$73.75
1/1/2012	3/31/2012	$84.40	$74.56	$82.81
4/1/2012	6/30/2012	$83.83	$73.65	$79.56
7/1/2012	9/30/2012	$86.40	$76.65	$83.44
10/1/2012	12/31/2012	$84.66	$76.84	$84.32
1/1/2013	3/31/2013	$94.80	$86.60	$94.43
4/1/2013	6/30/2013	$99.51	$89.58	$97.00
7/1/2013	9/30/2013	$107.09	$98.08	$106.61
10/1/2013	12/31/2013	$115.36	$103.64	$115.36
1/1/2014	3/31/2014	$119.83	$108.65	$116.34
4/1/2014	6/30/2014	$118.81	$108.88	$118.81
7/1/2014	9/30/2014	$120.02	$109.35	$109.35
10/1/2014	12/31/2014	$121.05	$104.32	$119.62
1/1/2015	3/31/2015	$125.99	$114.83	$124.37
4/1/2015	6/30/2015	$129.01	$120.85	$124.86
7/1/2015	9/30/2015	$126.31	$107.53	$109.20
10/1/2015	12/31/2015	$119.89	$109.01	$112.62
1/1/2016	3/30/2016	$110.63	$94.79	$110.63
4/1/2016	4/15/2016*	$112.47	$108.69	$112.47

* Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through April 15, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through April 15, 2016, based on the daily closing prices of the Underlying. The dotted line represents the Coupon Barrier and Downside Threshold of $87.16, which is equal to 77.50% of the Initial Underlying Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PowerShares QQQ TrustSM, Series 1

We have derived all information contained in this pricing supplement regarding the PowerShares QQQ TrustSM, Series 1 (referred to in this section as the “QQQ Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The Bank of New York Mellon, as trustee of the QQQ Fund (the “QQQ Fund Trustee”), and Invesco PowerShares Capital Management LLC, as sponsor of the QQQ Fund (the “QQQ Fund Sponsor”). The QQQ Fund is a unit investment trust that issues securities called “PowerShares QQQ Shares.” The QQQ Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “QQQ.”

The QQQ Fund is a registered investment company. Information provided to or filed with the SEC by the QQQ Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-61001 and 811- 08947, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the QQQ Fund, the QQQ Fund Trustee and the QQQ Fund Sponsor, please see the QQQ Fund’s prospectus. In addition, information about the QQQ Fund, the QQQ Fund Trustee and the QQQ Fund Sponsor may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the QQQ Fund website at www.powershares.com/qqq. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the QQQ Fund’s website and in the QQQ Fund’s prospectus is not incorporated by reference in, and should not be considered a part of, this disclosure supplement.

Investment Objective and Strategy

The Fund is a unit investment trust, which is a registered investment company. The objective of the Fund is to provide investment results that, before expenses, generally correspond to the price and yield performance of the NASDAQ-100 Index® (the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Global Market tier of The NASDAQ Stock Market. For additional information about the Underlying Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—NASDAQ-100 Index®” in the accompanying index supplement.

The QQQ Fund holds securities and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of securities on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weighs of the securities held by the QQQ Fund and the component securities of the Underlying Index (“Index Securities”), the QQQ Fund Trustee adjusts the holdings of the QQQ Fund from time to time to conform to periodic changes in the identity and/or relative weights of the Index Securities.

The Fund Trustee aggregates certain of these adjustments and makes conforming changes to the holdings of the QQQ Fund at least monthly; however, adjustments are made more frequently in the case of significant changes to the Underlying Index. Any change in the identity of an Index Security (i.e., a substitution of one security in place of another) will result in a corresponding adjustment to the prescribed holdings of the QQQ Fund within three business days before or after the day on which the change in the identity of such Index Security is scheduled to take effect at the close of the market. The value of PowerShares QQQ Shares fluctuates in relation to changes in the value of the holdings of the QQQ Fund. The market price of each individual PowerShares QQQ Share may not be identical to the net asset value of such PowerShares QQQ Share.

Although the QQQ Fund may at any time fail to own certain of the Index Securities, the QQQ Fund will be substantially invested in the Index Securities at all times. It is possible that, for a short period of time, the QQQ Fund may not fully replicate the performance of the Underlying Index due to temporary unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances. In addition, the QQQ Fund is not able to replicate exactly the performance of the Underlying Index because the total return generated by the QQQ Fund’s portfolio of securities and cash is reduced by the expenses of the QQQ Fund and transaction costs incurred in adjusting the actual balance of the QQQ Fund’s portfolio.

Disclaimer

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC (“Invesco”). The Notes are not sponsored, endorsed, sold or promoted by Invesco. Invesco makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Invesco has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the Underlying, based on daily closing prices of the Underlying. The closing price of the Underlying on April 15, 2016 was $110.64.

We obtained the closing prices below from Bloomberg, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment. The closing prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2011	3/31/2011	$58.88	$54.15	$57.43
4/1/2011	6/30/2011	$59.22	$53.79	$57.05
7/1/2011	9/30/2011	$59.63	$50.03	$52.49
10/1/2011	12/31/2011	$58.94	$51.14	$55.83
1/1/2012	3/31/2012	$68.21	$56.90	$67.55
4/1/2012	6/30/2012	$68.25	$60.41	$64.16
7/1/2012	9/30/2012	$70.40	$62.43	$68.57
10/1/2012	12/31/2012	$69.35	$62.03	$65.13
1/1/2013	3/31/2013	$68.97	$66.31	$68.97
4/1/2013	6/30/2013	$74.30	$67.17	$71.27
7/1/2013	9/30/2013	$79.50	$71.71	$78.88
10/1/2013	12/31/2013	$87.96	$76.98	$87.96
1/1/2014	3/31/2014	$91.06	$84.29	$87.67
4/1/2014	6/30/2014	$93.91	$84.11	$93.91
7/1/2014	9/30/2014	$100.28	$94.22	$98.79
10/1/2014	12/31/2014	$106.01	$91.79	$103.25
1/1/2015	3/31/2015	$109.38	$99.65	$105.60
4/1/2015	6/30/2015	$110.96	$105.05	$107.07
7/1/2015	9/30/2015	$113.98	$98.09	$101.76
10/1/2015	12/31/2015	$115.16	$102.22	$111.86
1/1/2016	3/30/2016	$109.50	$96.32	$109.20
4/1/2016	4/15/2016*	$110.92	$108.60	$110.64

* Information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through April 15, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through April 15, 2016, based on the daily closing prices of the Underlying. The dotted line represents the Coupon Barrier and Downside Threshold of $88.51, which is equal to 80.00% of the Initial Underlying Price.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 26, 2015, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 26, 2015, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 26, 2015, which has been filed as an exhibit to the report on Form 6-K referred to above.